EXHIBIT 10.1

EXTRACTION OIL & GAS, INC.
RESTRICTED STOCK UNIT (RSU) AGREEMENT
(Part Time-Vesting; Part Performance-Vesting)
(Share-Settled)

Grant Date:	March 4, 2020 (the “Grant Date”)
Name of Grantee:	Thomas B. Tyree, Jr. (the “Grantee” or “you”)
Target number of RSUs subject to Award:	2,500,000 (consisting of 1,250,000 Time-Based RSUs and 1,250,000 Performance-Based RSUs)
Maximum number of RSUs subject to Award:	3,750,000 (consisting of 1,250,000 Time-Based RSUs and 2,500,000 Performance-Based RSUs)

This Restricted Stock Unit (RSU) Agreement (“Agreement”) is made and entered into as of the Grant Date by and between Extraction Oil & Gas, Inc., a Delaware corporation (the “Company”), and you.

WHEREAS, the Company has adopted the Extraction Oil & Gas, Inc. 2016 Long Term Incentive Plan (as amended from time to time, the “Plan”);

WHEREAS, the Company, in order to induce you to dedicate service to the Company and to materially contribute to the success of the Company, agrees to grant you this award of Restricted Stock Units (“RSUs”);

WHEREAS, the RSUs are being granted outside of the Plan, but will be subject to certain terms and conditions of the Plan as set forth herein;

WHEREAS, the RSUs are intended to qualify as an “employment inducement grant” under NASDAQ Listing Rule 5635(c)(4);

WHEREAS, you acknowledge that a copy of the Plan has been furnished to you (and is also publicly filed) and the terms capitalized but not defined herein shall have the meanings set forth in the Plan, unless the context requires otherwise; and

WHEREAS, you desire to accept the award of RSUs granted pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties agree as follows:

1.The Grant.

a.Subject to the conditions set forth below, the Company hereby grants you, effective as of the Grant Date, as a matter of separate inducement and not in lieu of any salary or other compensation for your services for the Company, an award of RSUs (the “Award”) consisting of the number of RSUs set forth above in accordance with the terms and conditions set forth herein.

b.Notwithstanding that the Award is granted outside of the Plan, this Agreement shall be administered by the Committee and is otherwise subject in all respects to the following terms and provisions of the Plan: Section 1, Section 2, Section 3, Section 6, Section 7, Section 9, and Section 10, all of which terms and provisions are incorporated herein by reference as a part of this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, this Agreement shall control.

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2.Settlement of RSUs. Subject to Sections 9 and 30, as soon as reasonably practicable after the RSUs vest as provided in Section 5 or 6 (but in no event later than March 15 following the end of the calendar year in which the RSUs vest), the Company shall settle the vested RSUs in shares of Stock (“Shares”), by delivering one Share for each such RSU, rounded down in the event of a fraction. The Company, in its sole discretion, may elect to deliver the Shares in either certificate form or in electronic, book-entry form, with such legends or restrictions thereon as the Committee may determine to be necessary or advisable in order to comply with applicable securities laws. You shall complete and sign any documents and take any additional action that the Company may request to enable it to deliver Shares on your behalf.

3.No Stockholder Rights. Unless and until the RSUs are settled, you shall not have any rights of ownership in or with respect to the RSUs, including without limitation, voting and Dividend Equivalent rights.

4.Restrictions; Forfeiture. The RSUs may not be sold, transferred or otherwise alienated or hypothecated until they have been settled as described in Section 2. The RSUs may also be forfeited to the Company as provided in Sections 5 and 6.

5.Vesting Requirements. Subject to the terms and conditions of this Agreement, the RSUs will vest subject to the satisfaction of both a time-based vesting schedule and a performance-based vesting schedule, as set forth in subsections (a) and (b) of this Section 5.

a.Time-Based Vesting. Fifty percent (50%) of the RSUs will time vest in equal, one-third (1/3) annual installments over three (3) years, commencing on the first anniversary of the Grant Date (as set forth in the table below) (the “Time-Based RSUs”), subject to your continued provision of service to the Company or a Company Affiliate as an employee or as an independent contractor in any managerial or governance capacity, or as a member of the Board or a board of a Company Affiliate (“Service”) through the applicable vesting date.

Vesting Amount of Time-Based RSUs	Vesting Date
1/3	1st anniversary of Grant Date
1/3	2nd anniversary of Grant Date
1/3	3rd anniversary of Grant Date

For avoidance of doubt, changes in the type of Service provided (i.e., ceasing to be an employee but remaining as a Board member) shall not result in a termination of Service for purposes of this Agreement.

b.Performance-Based Vesting. Fifty percent (50%) of the RSUs will performance vest upon the achievement of the performance goals set forth in Appendix A attached hereto (the “Performance-Based RSUs”), subject to your continued Service through the third anniversary of the Grant Date.

c.Notwithstanding any provision of this Agreement to the contrary, a maximum of 150% of the target number of RSUs reflected in the table at the beginning of this Agreement shall be eligible to become vested (consisting of up to 100% of the Time-Based RSUs and 200% of the Performance-Based RSUs). Except as otherwise provided in Section 6, any Performance-Based RSUs that do not vest at the end of the Performance Period shall be forfeited.

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6.Termination of Services.

a.Termination due to Death, Disability or Retirement. Notwithstanding Section 5, if your Service is terminated (i) due to your death, (ii) as a result of your Disability (as defined in Section 6(b)), or (iii) upon your voluntary separation from Service when you (A) are at least age 55, (B) have at least ten (10) years of continuous Service and (C) have provided at least six (6) months prior written notice to the Company, then you shall become immediately vested in the Time-Based RSUs, and the Performance-Based RSUs shall vest at the end of each relevant Performance Period (or immediately, in respect of any Performance Period that has already ended) based on the level of achievement of the performance goals set forth in Appendix A. Any RSUs not vesting will be forfeited

b.Termination without Cause or for Good Reason. If your Service is terminated (i) by you for Good Reason (as such term is defined below) or (ii) by the Company for a reason other than Cause (as such term is defined below), (x) 100% of the target number of unvested Time-Based RSUs granted hereunder will vest in full, (y) any portion of the Performance-Based RSUs for which the Performance Period has ended prior to the date of termination shall vest based on the level of achievement of the performance goals set forth in Appendix A for the applicable Performance Period, and (z) any portion of the Performance-Based RSUs for which the Performance Period has not ended prior to the date of termination shall immediately vest at the “Target” level of achievement set forth in Appendix A. The Committee may, in its sole discretion, advise you in writing, prior to a voluntary termination of your Service, that such termination will be treated for purposes of this paragraph as an involuntary termination by the Company for a reason other than Cause. As used in this Agreement, the terms “Disability,” “Cause” and “Good Reason” shall have the same meaning given such terms under that certain Employment Agreement entered into by and between you and the Company dated as of March 4, 2020, as the same may be modified or amended from time to time (the “Employment Agreement”).

c.Termination other than due to Death, Disability or Retirement and other than without Cause or for Good Reason. If your Service is terminated for any reason other than as described in Section 6(a) or Section 6(b), then, subject to the terms of any written employment agreement between you and the Company (including the Employment Agreement), those RSUs that have not vested as of the date of termination shall be forfeited to the Company.

d.Change in Control. Notwithstanding Section 5, upon the occurrence of a Change in Control, (i) for any portion of the Performance-Based RSUs for which the Performance Period has ended prior to the date of the Change in Control, such Performance-Based RSUs shall vest based on the level of achievement of the performance goals set forth in Appendix A for the applicable Performance Period, and (ii) for any portion of the Performance-Based RSUs for which the Performance Period has not ended prior to the date of the Change in Control, the Company will deem the Performance Period to end immediately prior to the Change in Control event, and such Performance-Based RSUs shall vest upon the Change in Control at the greater of (A) assumed achievement of the performance goals set forth in Appendix A at the “Target” level or (B) the actual level of achievement of the performance goals set forth in Appendix A as of the Change in Control; and any Performance-Based RSUs not vesting will be forfeited.

7.Leave of Absence. With respect to the Award, the Company may, in its sole discretion, determine that if you are on leave of absence for any reason you will be considered to still be in the Service, provided that rights to the RSUs during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.

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8.Payment of Taxes. In connection with any disposition of Shares or cash acquired pursuant to settlement of the Award, you (or any person permitted to receive such disposition or payment in the event of your death) shall be responsible for satisfying withholding taxes and other tax obligations relating to the Award or payment. Such tax obligations shall be satisfied through net withholding (which is a reduction of the amount of Shares or cash, as determined by the Committee, otherwise issuable or deliverable pursuant to the Award or payment) and the maximum number of Shares that may be so withheld shall be the number of Shares that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to the Award or payment, as determined by the Committee. You acknowledge that there may be adverse tax consequences upon the transfer, vesting or settlement of the Award, the disposition of the underlying Shares or cash and that you have been advised, and hereby are advised, to consult a tax advisor prior to such transfer, vesting, settlement, disposition or payment. You represent that you are in no manner relying on the Board, the Committee, the Company or any of its Affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

9.Compliance with Securities Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Stock will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, Stock will not be issued hereunder unless (a) a registration statement under the Securities Act (the “Act”) is at the time of issuance in effect with respect to the Shares issued or (b) in the opinion of legal counsel to the Company, the Shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Act. The Company hereby covenants and agrees that it shall use its commercially reasonable efforts to register the shares issuable under this Award on a Form S-8 within twenty (20) business days following the Grant Date. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority has not been obtained; provided, however, that in such event, the Company shall settle the vested portion of this Award through payment of cash having a Fair Market Value equal to the number of shares otherwise issuable. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make Shares available for issuance.

10.Right of the Company and Affiliates to Terminate Employment or Services. Nothing in this Agreement confers upon you the right to continue in the employ of or performing services for the Company or any of its Affiliates, or interfere in any way with the rights of the Company or any of its Affiliates to terminate your employment or service relationship at any time. For purposes of this Agreement, you shall be considered to be in Service as long as you remain in Service or in the service of a corporation or a parent or subsidiary of such corporation assuming or substituting a new award for this Award.

11.Corporate Acts. The existence of the RSUs shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization,

EXHIBIT 10.1
reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange, or other disposition of all or any part of its assets or business, or any other corporate act or proceeding.

12.Furnish Information. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

13.Remedies. The parties to this Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the successful enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

14.No Liability for Good Faith Determinations. The members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the RSUs granted hereunder.

15.Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of Shares or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

16.No Guarantee of Interests. The Committee, the Board and the Company do not guarantee the Stock of the Company from loss or depreciation.

17.Notice. All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail.

18.Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.

19.Information Confidential. As partial consideration for the granting of the Award hereunder, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor weighing against the advisability of granting any such future award to you.

20.Successors. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

21.Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

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22.Company Action. Any action required of the Company shall be by resolution of the Board or by a person or entity authorized to act by resolution of the Board.

23.Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

24.Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of Delaware without giving any effect to any conflict of law provisions thereof, except to the extent Delaware state law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

25.Amendment. This Agreement may be amended in writing, signed by you and the Company.

26.Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), all Shares granted and cash awarded under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of such Shares and cash. Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right, without your consent, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.

27.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile or portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

28.Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, you agree, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which you have access. You hereby consent to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that your electronic signature is the same as, and shall have the same force and effect as, your manual signature.

29.Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Award granted hereby; provided, however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or a Company Affiliate or other entity) and you (including the Employment Agreement) in effect as of the date a determination is to be made under this Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

30.Acknowledgements Regarding Section 409A of the Code. This Agreement is intended to comply with section 409A of the Code and the guidance and regulations promulgated thereunder (“Section 409A”) or an exemption thereunder and shall be construed and interpreted in a manner that is consistent

EXHIBIT 10.1
with the requirements for avoiding additional taxes or penalties under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A. Notwithstanding the foregoing, you acknowledge that if you are deemed a “specified employee” within the meaning of Section 409A, as determined by the Committee, at a time when you become eligible for settlement of the RSUs upon “separation from service” within the meaning of Section 409A, then to the extent this Agreement provides for “nonqualified deferred compensation” and to the extent necessary to prevent any accelerated or additional tax under Section 409A, such settlement will be delayed until the earlier of: (a) the date that is six months following your separation from service and (b) your death. All installment payments under this Agreement will be deemed separate payments for purposes of Section 409A.

[Signature Page Follows]

EXHIBIT 10.1
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and the Grantee has set his hand as of the Grant Date.

EXTRACTION OIL & GAS, INC.

By: /s/ Eric J. Christ
Name: Eric J. Christ
Title: Vice President, General Counsel & Corporate Secretary

THOMAS B. TYREE, JR.

/s/ Thomas B. Tyree, Jr.

Signature Page
to
Restricted Stock Unit (RSU) Agreement

EXHIBIT 10.1
APPENDIX A

PERFORMANCE GOALS

The vesting of your Performance-Based RSUs shall be determined by a weighting of the following performance goals as further described below: (i) absolute total stockholder return (“ATSR”) and (ii) relative total stockholder return, as compared to the Company’s Peer Group (“RTSR”), each as defined and detailed below. The performance periods for the Performance-Based RSUs shall begin and end on the various dates set forth in the table below (the “Performance Periods”).

The target number of Performance-Based RSUs shall be 1,250,000. Up to but no more than 200% of the Performance-Based RSUs can become vested (i.e., 2,500,000 Performance-Based RSUs at maximum achievement levels).

Vesting Eligibility

The Performance-Based RSUs shall be eligible to vest in accordance with performance for the Performance Periods set forth below; provided, however, that, except as set forth in the Agreement, none of the Performance-Based RSUs shall vest unless you continue in Service through the third anniversary of the Grant Date:

Amount of Target Number of Performance-Based RSUs Eligible to Vest	Maximum Number of Performance-Based RSUs Eligible to Vest	Performance Period Start Date	Performance Period End Date
25%	50%	March 9, 2020	December 31, 2020
25%	50%	January 1, 2021	December 31, 2021
25%	50%	January 1, 2022	December 31, 2022
25%	50%	March 9, 2020	December 31, 2022

Absolute Total Stockholder Return

The Company’s ATSR, as set forth below, shall determine the vesting of 50% of your target number of Performance-Based RSUs. For ATSR performance between Below Threshold and Threshold, between Threshold and Target, between Target and Stretch, and between Stretch and Maximum, the number of Performance-Based RSUs that vest shall be determined by straight-line interpolation. The Committee will review, analyze and certify the achievement of the Company’s performance under the ATSR goal for the Performance Period, and will determine whether the ATSR performance vesting requirement for your Performance-Based RSUs has been met in accordance with the terms of this Agreement.

Company ATSR Performance and Payout Schedule

Performance	Company’s Annual ATSR Performance	Percent of Target Number of ATSR Performance-Based RSUs to Become Vested
Below Threshold	Less than or equal to 0% Annual ATSR	0%
Threshold	5% Annual ATSR	25%
Target	10% Annual ATSR	50%
Stretch	17.5% Annual ATSR	75%
Maximum	Greater than 25% ATSR	100%

Determination of ATSR

The annual ATSR for each of the Performance Periods is determined by dividing (i) the sum of the cumulative amount of the Company’s dividends per Share for each year during the applicable Performance Period and the arithmetic average per Share closing price of the Stock for the last 20 consecutive trading

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days the applicable Performance Period minus the arithmetic average per Share closing price of the Stock for the last 20 consecutive trading days prior to the beginning of the applicable Performance Period; by (ii) the arithmetic average per Share closing price of the Stock for the last 20 consecutive trading days prior to the beginning of the applicable Performance Period. With respect to the Performance Period with a duration of three years, that quotient is then divided by three to produce an annual ATSR.

Relative Total Stockholder Return

The percentile rank that the Company achieves under the RTSR Performance Goal, as set forth below, shall determine the vesting of 50% of your target number of Performance-Based RSUs. For RTSR performance between Below Threshold and Threshold, between Threshold and Target, between Target and Stretch, and between Stretch and Maximum, the number of Performance-Based RSUs that vest shall be determined by straight-line interpolation. The Committee will review, analyze and certify the achievement of the Company’s performance ranking for the RTSR goal for the Performance Period, and will determine whether the RTSR performance vesting requirement for your Performance-Based RSUs has been met in accordance with the terms of this Agreement.

Company RTSR Performance Ranking and Payout Schedule

Performance	Company’s RTSR Performance (Percentile Ranking)	Percent of Target Number of RTSR Performance-Based RSUs to Become Vested
Below Threshold	Lowest Ranking	0%
Threshold	25th Percentile	25%
Target	50th Percentile	50%
Stretch	75th Percentile	75%
Maximum	Highest Ranking	100%

Company Peer Group

The following companies will be deemed to be the Company’s “Peer Group” for purposes of this Agreement:

Ticker Symbol	Name
BRY	Berry Petroleum Corporation
BCEI	Bonanza Creek Energy, Inc.
CRC	California Resources Corporation
CPE	Callon Petroleum Company
DNR	Denbury Resources Inc.
GPOR	Gulfport Energy Corporation
HPR	HighPoint Resources Corporation
LPI	Laredo Petroleum, Inc.
MR	Montage Resources Corporation
OAS	Oasis Petroleum, Inc.
PVAC	Penn Virginia Corporation
QEP	QEP Resources, Inc.
SD	SandRidge Energy, Inc.
SBOW	SilverBow Resources, Inc.
WLL	Whiting Petroleum Corporation

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If a company ceases to be publicly traded at any time during the Performance Period, it shall be removed from the Peer Group, and the definition of “Peer Group” shall be adjusted to omit such company. Notwithstanding anything else in this Appendix to the contrary, if a company in the Peer Group files for bankruptcy at any time during the Performance Period, such company will remain in the Peer Group and the total stockholder return of such company for the Performance Period shall be deemed to be negative 100%.

Determination of RTSR Rank

For each of the Performance Periods, the RTSR for the Company and each member of the Peer Group for the entire Performance Period is determined by dividing (i) the sum of the cumulative amount of such entity’s dividends per share for the applicable Performance Period and the arithmetic average per share closing price of such entity’s common stock for the last 20 consecutive trading days of the applicable Performance Period minus the arithmetic average per share closing price of such entity’s common stock for the last 20 consecutive trading days prior to the beginning of the applicable Performance Period; by (ii) the arithmetic average per share closing price of such entity’s common stock for the last 20 consecutive trading days prior to the beginning of the applicable Performance Period. To determine the Company’s percentile ranking for the applicable Performance Period, total stockholder returns are calculated for the Company and each entity in the Peer Group. The entities are arranged by their respective total stockholder returns (highest to lowest) and the Company is ranked within the Peer Group. The RTSR percentile is then calculated as 100 multiplied by a fraction, the numerator of which is one plus the number of companies that are ranked lower than the Company by their respective total stockholder returns and the denominator of which is one plus the number of companies in the Peer Group at the time of the determination.